Exhibit 99.2

11730 Plaza America Drive, Suite 700
Reston, VA 20190

News Release

Investor Contact	Media Contact
Lawrence Delaney, Jr.	Joelle Shreves
Investor Relations Advisor	Vice President, Marketing & Corporate Communications
(714) 734-5142	(703) 707-6904

NCI Reports Fourth-Quarter and Fiscal-Year 2016 Financial and Operating Results

•	2016 revenue of $322.4 million and adjusted EPS of $1.01;

•	New CEO embarking on strategic growth initiatives; and

•	NCI issues first-quarter and full-year 2017 guidance.

RESTON, VA, April 5, 2017 — NCI, Inc. (NASDAQ: NCIT), a leading provider of information technology and professional services and solutions to U.S. Federal Government agencies, today announced its financial and operating results for the fourth quarter and fiscal year ended December 31, 2016.

NCI reported revenue for the fourth quarter of $77.5 million and GAAP diluted earnings per share (EPS) of $0.08 compared with revenue of $84.0 million and GAAP diluted earnings per share of $0.26, as restated, for the year-ago quarter. For the year ended December 31, 2016, revenues were $322.4 million and GAAP EPS was $0.69, compared with revenues of $333.1 million and GAAP diluted EPS of $0.89, as restated, for the year ended December 31, 2015.

For the fourth quarter of 2016, EPS was $0.23 on an adjusted basis (see below, “Non-GAAP Financial Measures”), which includes, tax-effected, $1.8 million of additional general and administrative costs associated with the transition of named executive officers; $1.1 million of misappropriation loss related to the previously disclosed embezzlement of funds by the company’s former controller; and $0.6 million of uncertain tax position interest, EPS was $0.23. For the year ended December 31, 2016, EPS was $1.01 on an adjusted basis, which includes the tax-effected $1.8 million general and administrative costs mentioned above and $4.9 million of misappropriation loss, and $0.6 million of uncertain tax position interest, EPS was $1.01.

Fourth-quarter and full-year 2016 revenue were near the midpoint of management’s guidance range issued last quarter, while adjusted diluted EPS exceeded the high end of previously issued guidance for the fourth quarter by $0.02 and for full-year 2016 by $0.09.

“First, I want to thank the board of directors for the opportunity to lead NCI. When I accepted their offer to become NCI’s president and CEO, I saw the ingredients of a truly outstanding company. I saw a company that has a strong win rate on its recompeted contracts, meaningful and enduring customer relationships driven by dedicated, responsive employees, and an impressive portfolio of IDIQ and GWAC contracts. Perhaps most important, I saw a company with an outstanding pedigree of technical expertise, including differentiated agile software development and lean O&M capabilities,” said Paul A. Dillahay, NCI’s president and CEO.

“At the same time, I saw a company that has struggled to grow organically over the past several years, with a business development function that needed immediate restructuring; a company that was under-investing in its people; and a culture that lacked urgency and focus,” continued Dillahay. “To address these issues, we have embarked on a strategic rebuilding that is focused on our people, our performance, and our new business pipeline. We are investing in our people and recalibrating our corporate culture to develop and reward our highest-performing team members. As part of building a high-performing team, I have brought in Bridget Medeiros, an industry veteran, to lead our business development organization, and we will continue to muscle build throughout the organization. With respect to performance, I am implementing plans to drive operational excellence into our programs and support functions. And we have thoroughly scrubbed and reprioritized our pipeline to better align it with our growth strategies and to focus on larger, higher-valued-added opportunities.

“I will hold my leadership team and myself accountable for implementing these initiatives, for beginning to show tangible organic growth results by early 2018. I am committed to producing profitable growth at NCI, and I look forward to sharing the details of our strategic plan beginning this quarter and in the quarters to come.”

Dillahay also stated, “Today, NASDAQ notified NCI that with the filing of the company’s Form 10-K on March 31, 2017 for the period ended December 31, 2016, the Staff had determined that NCI is now back in compliance with NASDAQ listing rules.”

Fourth Quarter 2016 Results

For the fourth quarter of 2016, revenue decreased by 7.8% to $77.5 million compared to the fourth quarter 2015, principally due to contracts that ended in the fourth quarter; lower revenue on several recently won recompetes; and reductions in staffing and scope of work, on both federal civilian and DoD programs. In addition, several large contracts awarded in 2016 are not expected to produce meaningful revenue until later in 2017 and even into 2018. Partially offsetting the revenue declines was higher revenues derived under the PEO Soldier program, the Cyber Network Operations and Security Support (CNOSS) program, and other contract awards in 2016.

NCI’s PEO Soldier program accounted for 14.8% of revenue in the fourth quarter of 2016, up from 10.5% of revenue in the fourth quarter of 2015. NCI’s CNOSS program accounted for 12.2% of revenue in the fourth quarter of 2016, up from 8.7% of revenue in the fourth quarter of 2015.

Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) (see below) was $7.4 million, or 9.6% of revenue, for the fourth quarter of 2016, compared with $8.6 million, or 10.2% of revenue, for the fourth quarter of 2015. Adjusted EBITDA for the fourth quarter of 2016 excludes the $1.8 million of additional G&A costs related to the transition of named executive officers and $1.1 million of misappropriation loss related to the previously disclosed embezzlement of funds by the company’s former controller. Adjusted EBITDA for the fourth quarter of 2015 excludes $1.1 million of misappropriation loss related to the embezzlement. Adjusted EBITDA and adjusted EBITDA margin for the fourth quarter of 2016 decreased compared to the fourth quarter of 2015 due to higher general and administrative costs on a lower revenue base.

GAAP operating income for the fourth quarter of 2016 was $2.8 million, compared with $5.6 million for the fourth quarter of 2015. GAAP operating margin for the fourth quarter of 2016 was 3.6%, compared with 6.6% for the fourth quarter of 2015. Excluding the $1.8 million of additional G&A costs and $1.1 million of misappropriation loss from the fourth quarter of 2016, operating income was $5.6 million, or 7.3% of revenue. Excluding $1.1 million of misappropriation loss from the fourth quarter of 2015, operating income was $6.7 million, or 8.0% of revenue, for the fourth quarter of 2015. Operating income and margin, as adjusted, decreased primarily as the result of the factors affecting adjusted EBITDA and adjusted EBITDA margin.

Adjusted net income and adjusted EPS decreased for the fourth quarter of 2016 compared to the fourth quarter of 2015 as a result of the factors affecting operating income, as adjusted, and a higher effective income tax rate in the quarter in the fourth quarter of 2016, partially offset by decreased net interest expense related to having a lower average balance on our credit agreement in the fourth quarter of 2016.

Fiscal Year 2016 Results

Revenue for the year ended December 31, 2016, decreased by 3.2% to $322.4 million, principally due to contracts that ended during the year; lower revenue on several recently won recompetes; reductions in staffing and scope of work on other contracts; and delayed revenue on new contracts awarded in 2016. The decrease was partially offset by higher revenues derived under the PEO Soldier program, the CNOSS program and new contract awards in 2016.

NCI’s PEO Soldier program accounted for 16.2% of revenue in 2016, up from 9.8% of revenue in 2015. NCI’s CNOSS program accounted for 11.5% of revenue in 2016, up from 7.3% of revenue in 2015.

Adjusted EBITDA for the year was $30.5 million, or 9.5% of revenue, compared with $31.6 million, or 9.5% of revenue, for fiscal year 2015. Adjusted EBITDA for 2016 excludes $1.8 million of additional G&A costs related to the transition of named executive officers and $4.9 million of misappropriation loss related to the embezzlement. Adjusted EBITDA for 2015 excludes $3.2 million of misappropriation loss related to the embezzlement. Adjusted EBITDA decreased primarily due to an overall lower revenue base, partially offset by acquisition and integration expenses in 2015.

GAAP operating income for 2016 was $16.8 million, or 5.2% of revenue, compared with $20.7 million, or 6.2% of revenue, for 2015. Excluding the $1.8 million of additional G&A costs and $4.9 million of misappropriation loss, operating income was $23.5 million, or 7.3% of revenue for 2016. Excluding $3.2 million of misappropriation loss from 2015, operating income was $23.9 million, or 7.2% of revenue, for 2015. The year-over-year decrease in operating income, as adjusted, was primarily attributable to the factors affecting adjusted EBITDA.

Adjusted net income for 2016 was $13.9 million, or $1.01 per diluted share, compared with $14.2 million, or $1.03 per diluted share, for 2015. Adjusted net income and adjusted EPS decreased slightly because of the same factors affecting fourth quarter adjusted net income.

Days sales outstanding (DSO) at December 31, 2016, was 61 days compared with 62 days at September 30, 2016, and 66 days at December 31, 2015. Cash flow provided by operating activities for fiscal year 2016 was $16.4 million, and capital expenditures were $3.0 million, resulting in free cash flow of $13.4 million.

NCI reported total backlog at December 31, 2016, of $625 million, of which $139 million was funded. This compares with total backlog at September 30, 2016, of $663 million, of which $173 million was funded. Net bookings for the fourth quarter were $39 million, equating to 0.5 times revenue. Net bookings for fiscal year 2016 were $395 million, equating to 1.2 times revenue.

Management’s Outlook

Based on the company’s current contract backlog and management’s estimate of future tasking and contract awards, NCI is issuing guidance for its first quarter and full fiscal year 2017. The table below represents management’s current expectations about future financial performance based on information available at this time. The guidance is on an adjusted basis, and excludes the following items in 2017, including:

•	One-time legal and accounting costs related to the embezzlement;

•	Embezzled funds in 2017;

•	Any offsetting recovery of embezzled assets; and

•	Any related insurance recovery.

	First Quarter Fiscal Year 2016 Ending March 31, 2017	Fiscal Year Ending December 31, 2017
Revenue	$74 million–$80 million	$311 million–$335 million
Adjusted diluted EPS	$0.21–$0.23	$0.84–$0.98
Diluted projected share count	13.7 million	13.8 million

“Although recent discoveries have presented our team with some unforeseen hurdles, I am proud of the way our employees succeeded in overcoming such challenges without losing sight of our long-term growth strategy. NCI is better positioned now to compete in what we think is an improving climate in the federal IT solutions and services market,” said Dillahay. “With a reinvigorated team and realigned business development strategy, we’re setting the foundation to deliver increased bookings, growth and profitability in the latter-half of 2017 and into 2018.”

Conference Call Information

As previously announced, NCI will conduct a conference call today at 5:00 p.m. EDT to discuss fourth-quarter and fiscal-year 2016 results and issue guidance for first-quarter and fiscal-year 2017.

Analysts and institutional investors may listen to the conference call by dialing (888) 298-3457 (United States/Canada) or (719) 457-2657 (international) with pass code 1582638. The conference call will be provided simultaneously as a webcast through a link on the NCI website (www.nciinc.com).

A replay of the conference call will be available approximately two hours after the conclusion of the call through April 12, 2017, by dialing (844) 512-2921 (United States/Canada) or (412) 317-6671 (international) and entering pass code 1582638.

About NCI, Inc.:

NCI is a leading provider of enterprise solutions and services to U.S. defense, intelligence, health and civilian government agencies. The company has the expertise and proven track record to solve its customers’ most important and complex mission challenges through technology and innovation. NCI’s team of highly skilled professionals focuses on delivering cost-effective solutions and services in the areas of agile development and integration; cybersecurity and information assurance; engineering and logistics; big data and data analytics; IT infrastructure optimization and service management; and health and program integrity. Headquartered in Reston, Virginia, NCI has approximately 2,000 employees operating at more than 100 locations worldwide. For more information, visit www.nciinc.com or email investor@nciinc.com. Like us on Facebook and follow us on Twitter (@nciinc_) and LinkedIn.

Forward-Looking Statement: Statements and assumptions made in this press release that do not address historical facts constitute “forward-looking” statements that NCI believes to be within the definition in the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties, many of which are outside of our control. Words such as “may,” “will,” “intends,” “should,” “expects,” “plans,” “projects,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or “opportunity,” or the negative of these terms or words of similar import are intended to identify forward-looking statements.

Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: our dependence on our contracts with federal government agencies, particularly within the U.S. Department of Defense, for substantially all of our revenue; a reduction in the overall U.S. Defense budget, volatility in spending authorizations for defense and Intelligence-related programs by the U.S. Federal Government or a shift in spending to programs in areas where we do not currently provide services; federal government shutdowns (such as that which occurred during the federal government’s 1996 and 2014 fiscal years), other delays in the federal government appropriations process, or budgetary cuts resulting from congressional committee recommendations or automatic sequestration under the Budget Control Act of 2011 (as amended by the American Taxpayer Relief Act of 2012 and the Consolidated Appropriations Act of 2014), risk of contract performance or termination; failure to achieve contract awards in connection with recompetes for present business and/or competition for new business; adverse results of federal government audits or other investigations of our government contracts; government contract procurement (such as bid protest, small business set asides, etc.) and termination risks; competitive factors such as pricing pressures and competition to hire and retain employees (particularly those with security clearances); federal government agencies awarding contracts on a technically-acceptable/lowest-cost basis in order to reduce expenditures; failure to successfully identify and integrate future acquired companies or businesses into our operations or to realize any accretive or synergistic effects from such acquisitions or to effectively integrate acquisitions appropriate to the achievement of our strategic plans; economic conditions in the United States, including conditions that result from terrorist activities or war; material changes in laws or regulations applicable to our businesses, particularly legislation affecting (i) government contracts for services, (ii) outsourcing of activities that have been performed by the government, (iii) government contracts containing organizational conflict of interest (OCI) clauses, (iv) delays related to agency-specific funding freezes, (v) competition for task orders under government wide acquisition contracts (GWACs), agency-specific indefinite delivery/indefinite quantity (IDIQ) contracts and/or schedule contracts with the General Services Administration; and (vi) our own ability to achieve the objectives of near-term or long-range business plans, including internal systems failures. These and other risk factors are more fully discussed in the section titled “Risk Factors” in NCI’s Form 10-K filed with the Securities and Exchange Commission (SEC), and from time to time, in other filings with the SEC, such as our Forms 8-K and Forms 10-Q.

Any projections of revenue, margins, expenses, earnings, tax provisions, cash flows, benefit obligations, or share repurchases, and any statements of the plans, strategies and objectives of management for future operations, the execution of cost reduction programs, and restructuring and integration plans are also subject to factors that could cause actual results to differ materially from anticipated results.

The forward-looking statements included in this news release are only made as of the date of this news release, and NCI undertakes no obligation to publicly update any of the forward-looking statements made herein, whether as a result of new information, subsequent events or circumstances, or changes in expectations or otherwise.

Non-GAAP Financial Measures

This press release contains non-GAAP financial measures, including adjusted EBITDA and adjusted EPS. NCI defines adjusted EBITDA to exclude additional general and administrative costs associated with the transition of named executive officers and embezzled funds by its former controller. NCI defines adjusted net income as GAAP net income excluding the impact of additional general and administrative costs associated with the transition of named executive officers and embezzled funds by its former controller, including the tax effect thereon. NCI defines adjusted diluted earnings per share (EPS) as adjusted net income divided by the diluted share count for the applicable period. The company believes this information is useful in allowing management and investors to better assess NCI’s comparable financial results. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and investors should carefully evaluate the company’s financial results calculated in accordance with GAAP and reconciliations to those financial statements. In addition, non-GAAP financial measures as reported by the company may not be comparable to similarly titled amounts reported by other companies. As appropriate, the most directly comparable GAAP financial measures and information reconciling these non-GAAP financial measures to the company’s financial results prepared in accordance with GAAP are included in this news release.

NCI, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(in thousands, except per share data)

	Three months ended December 31,		Year ended December 31,
	2016	2015 (Restated)	2016	2015 (Restated)
Revenue	$77,460	$84,018	$322,410	$333,095

Operating expenses:
Cost of revenue	63,582	69,431	266,238	275,329
General and administrative expenses	8,181	5,997	27,437	25,765
Depreciation and amortization	1,806	1,884	7,020	7,659
Acquisition and integration related expenses	—	—	—	428
Misappropriation loss	1,067	1,132	4,907	3,238

Total operating expenses	74,635	78,444	305,602	312,419

Operating income	2,825	5,574	16,808	20,676
Interest expense, net	764	202	1,241	865

Income before income taxes	2,061	5,372	15,567	19,811
Provision for income taxes	959	1,822	6,086	7,639

Net income	$1,102	$3,550	$9,481	$12,172

Earnings per common and common equivalent share:
Basic:
Weighted average shares outstanding	13,240	13,037	13,195	13,012
Net income per share	$0.08	$0.27	$0.72	$0.94

Diluted:
Weighted average shares outstanding	13,749	13,830	13,834	13,705
Net income per share	$0.08	$0.26	$0.69	$0.89

Cash dividend declared and paid per share	—	$—	$0.15	$0.12

NCI, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(in thousands, except par values)

	As of December 31,
	2016	2015
Assets:
Current assets:
Cash and cash equivalents	$1,014	$233
Accounts receivable, net	51,112	60,044
Prepaid expenses and other current assets	4,062	3,447

Total current assets	56,188	63,724
Property and equipment, net	6,332	6,698
Other assets	1,526	1,548
Deferred tax assets, net	41,912	38,789
Intangible assets, net	15,586	19,231
Goodwill	33,878	33,878

Total assets	$155,422	$163,868

Liabilities and stockholders’ equity:
Current liabilities:
Accounts payable	$9,995	$19,693
Accrued salaries and benefits	17,665	18,977
Deferred revenue	4,571	2,217
Corporate taxes payable	2,272	—
Other accrued expenses	4,034	3,843

Total current liabilities	38,537	44,730
Long-term debt	—	10,000
Other long-term liabilities	2,545	2,578

Total liabilities	41,082	57,308

Stockholders’ equity:
Class A common stock, $0.019 par value—37,500 shares authorized; 10,002 shares issued and 9,085 shares outstanding as of December 31, 2016, and 9,843 shares issued and 8,961 shares outstanding as of December 31, 2015	189	187
Class B common stock, $0.019 par value—12,500 shares authorized; 4,500 shares issued and outstanding as of December 31, 2016 and December 31, 2015	86	86
Additional paid-in capital	76,886	76,569
Treasury stock at cost—917 shares of Class A common stock as of December 31, 2016 and 2015	(8,331)	(8,331)
Retained earnings	45,510	38,049

Total stockholders’ equity	114,340	106,560

Total liabilities and stockholders’ equity	$155,422	$163,868

NCI, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(in thousands)

	2016	2015
Cash flows from operating activities:
Net income	$9,481	$12,172
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,020	7,659
Stock compensation expense	878	1,307
Deferred income taxes	(3,123)	3,000
Changes in operating assets and liabilities:
Accounts receivable, net	8,932	(1,803)
Prepaid expenses and other assets	(593)	3,049
Accounts payable	(9,698)	3,138
Accrued expenses and other liabilities	3,473	(4,048)

Net cash provided by operating activities	16,370	24,438

Cash flows from investing activities:
Purchases of property and equipment	(3,010)	(2,671)
Cash paid for acquisitions, net of cash acquired	—	(56,657)

Net cash used in investing activities	(3,010)	(59,328)

Cash flows from financing activities:
Borrowings under credit facility	160,604	194,739
Repayments on credit facility	(170,604)	(184,739)
Proceeds from exercise of stock options	628	833
Excess tax benefit from stock transactions	1,465	85
Purchase of equity awards	(2,652)	(53)
Cash dividend	(2,020)	(1,561)

Net cash provided by (used) in financing activities	(12,579)	9,304

Net change in cash and cash equivalents	781	(25,586)
Cash and cash equivalents, beginning of year	233	25,819

Cash and cash equivalents, end of year	$1,014	$233

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$341	$762

Income taxes	$5,402	$4,971

Supplemental disclosure of non-cash activities:
Leasehold improvements acquired with tenant improvement funds	$99	$—

TABLE ONE

NCI, INC.

RECONCILIATION OF NON-GAAP OPERATING MEASURES

(UNAUDITED)

(in thousands, except per share data)

	Three months ended December 31,		Twelve months ended December 31,
	2016	2015	2016	2015
GAAP operating income	$2,825	$5,574	$16,808	$20,676
Depreciation and amortization	1,806	1,884	7,020	7,659

EBITDA	4,631	7,458	23,828	28,335
Misappropriation loss	1,067	1,132	4,907	3,238
Executive transition costs	1,750	—	1,750	—

Adjusted EBITDA	7,448	8,590	30,485	31,573
Adjusted EBITDA margin	9.6%	10.2%	9.5%	9.5%

TABLE TWO

NCI, INC.

RECONCILIATION OF NON-GAAP OPERATING MEASURES

(UNAUDITED)

(in thousands, except per share data)

	Three months ended December 31,		Twelve months ended December 31,
	2016	2015	2016	2015
GAAP net income	$1,102	$3,550	$9,481	$12,172
Uncertain tax position interest	631	—	631	—
Misappropriation loss	1,067	1,132	4,907	3,238
Executive transition costs	1,750	—	1,750	—
Tax impact of adjustments	(1,348)	(436)	(2,849)	(1,249)

Adjusted net income	3,202	4,246	13,920	14,161

GAAP diluted earnings per share (EPS)	0.08	0.26	0.69	0.89
Diluted adjustments per common share	0.15	0.05	0.32	0.14
Adjusted diluted EPS	0.23	0.31	1.01	1.03
Shares used in computing adjusted diluted EPS	13,749	13,830	13,834	13,705